Exhibit (j)(1)
CONSENT OF COUNSEL
We hereby consent to the use of our name and the references to our firm under the caption “Legal Counsel” included in or made a part of Post-Effective Amendment No. 147 to the Registration Statement of Artisan Partners Funds, Inc. on Form N-1A under the Securities Act of 1933, as amended.
/s/ Simpson Thacher & Bartlett LLP

Simpson Thacher & Bartlett LLP
Washington, D.C.
January 29, 2024